SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                             FORM 8-K


                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported) January 11, 1996


                  RESEARCH FRONTIERS INCORPORATED
        (Exact name of registrant as specified in charter)


        Delaware                          1-9399                11-2103466
(State or other jurisdiction            (Commission         (IRS Employer
     of Incorporation)             File Number)        Identification No.)


          240 Crossways Park Drive, Woodbury, New York        11797
          (Address of principal executive offices)               (Zip Code)


          Registrant's telephone number, including area code:    (516) 364-1902

Item 5.   Other Events.

     On May 25, 1994, the Company announced that it had signed an option-license agreement with Saint-Gobain Vitrage International SA (now know as Saint-
Gobain Vitrage, SA). The agreement, as amended, gave Saint-Gobain the option through December 31, 1995 (with the right to further extent the option until August 31, 1996) to enter into a non-exclusive license agreement with the Company which covers the manufacture and sale of variable light transmission "smart" windows for architectural applications using Research Frontiers' patented SPD technology. If Saint-Gobain exercises the option and enters into the license agreement, Saint-Gobain would pay Research Frontiers a royalty of five percent of net sales of licensed products, subject to the payment of minimum annual royalties or an up-front fee which, under the terms of the original option-license agreement, remained to be negotiated. Because negotiations have now begun with Saint-Gobain with respect to the fees or royalties payable under the license agreement, Saint-Gobain and Research Frontiers mutually agreed to extend the two expiration dates under the option agreement to June 30, 1996 and December 31, 1996. In addition, discussions have commenced with Saint-Gobain regarding the availability of SPD licenses for applications in addition to architectural windows.

     The Company's licensee, Glaverbel, S.A., has requested that Research Frontiers grant to it additional non-exclusive licenses covering architectural and automotive windows. Accordingly, the Company has commenced negotiations with Glaverbel relating to a new license agreement that would replace existing agreements and would encompass the aforesaid fields of use as well as transportation vehicle rear-view mirrors and sun visors already licensed by the Company to Glaverbel. The Company has briefly extended certain time periods under Glaverbel's two existing license agreements to permit these additional negotiations to be concluded.

     In November 1995, the Company announced that Hankuk Glass Industries, Inc., Korea's leading flat glass manufacturer and a licensee of Research Frontiers, has been successfully developing SPD films for smart windows and had reached an advanced stage of development. It has been reported to the Company that Hankuk recently demonstrated publicly at the New Glass Forum in Tokyo a prototype SPD smart window measuring approximately 2.5 feet by 3 feet in size. Hankuk's current license with Research Frontiers only covers architectural smart windows. At Hankuk's request, Research Frontiers and Hankuk have commenced negotiations which are continuing which may lead to additional license agreements relating to the manufacture of SPD film and other SPD products.

     While the Company believes based upon the status of current negotiations that negotiations with Glaverbel, Hankuk Glass Industries, and Saint-Gobain are likely to be concluded in the near future, there can be no assurance that any such additional license agreements will be consummated, or that any licensee of the Company will produce or sell commercial products using the Company's technology.

     During the fourth quarter of 1995, the Company continued to strengthen its balance sheet and raised approximately $4.6 million from the private sale of common stock to institutional investors. These shares are subject to various restrictions on their resale or transfer by such institutions, and the proceeds from their sale have been invested by the Company in U.S. Treasury securities. The receipt of these proceeds is a step towards the Company's goal of being listed on the NASDAQ National Market.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              RESEARCH FRONTIERS INCORPORATED
                                       (Registrant)



                              /s/ Robert L. Saxe
                              Robert L. Saxe, President and Treasurer
                              (Principal Executive, Financial, and
                                   Accounting Officer)


Date: January 11, 1996